Exhibit 23.1

Texas Office: 7915 FM 1960 West Suite 220 Houston, Texas 77070 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-266017 and 333-283979) and Form S-3 (File Nos. 333-263855 and 333-282533) of our report dated April 15, 2025 with respect to the audited financial statements of Greenwich Lifesciences, Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ RBSM LLP

Houston, Texas

April 15, 2025

New York, NY Washington DC Mumbai & Pune, India Boca Raton, FL

San Francisco, CA Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide